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                                   Exhibit 2.1

                                 Sale of Assets
                                VIP Peoria Branch

                                       To

                              RM Distributing, Inc.

                                Revised: 7/24/02

RM Distributing Co., Inc. (RM) an Iowa corporation, agrees to purchase certain assets currently at the Peoria, Illinois, Branch of Rainbo Company LLC dba Value Independent Parts (VIP), a Nebraska limited liability company and an affiliate of Universal Mfg. Co., a Nebraska corporation and Universal Distribution LLC, a Nebraska limited liability company (collectively Universal).

Specific terms and conditions of this sale are noted below.

I. ACDelco Inventory - RM will purchase from VIP ACDelco inventory through ACDelco. Actual inventory amount will be determined not later than September 15, 2002, and is estimated to be less than $200,000. ACDelco will credit VIP for the purchase amount and then bill RM under RM's normal purchase terms. RM understands and acknowledges that ACDelco is not a party to this agreement and that Universal cannot guarantee any action of ACDelco including actions relating to the purchase of VIP's inventory.

II. Motorcraft Inventory - RM will purchase from Universal Motorcraft inventory, except oils and chemicals, through the Motorcraft "B" Plan. Actual inventory amount will be determined not later than September 15, 2002. Motorcraft will credit Universal for the purchase amount and then bill RM under normal "B" plan terms. RM understands and acknowledges that Motorcraft is not a party to this agreement and that Universal cannot guarantee any action of Motorcraft.

III. Shelving - RM will purchase shelving currently used by the VIP Peoria Branch for $27,000.00. This includes all shelving under the mezzanine, the mezzanine with stairs, the shelving of the mezzanine, the pallet racks around the perimeter, and the shelving in the battery annex.

     If the shelving is moved from its current location, it will be moved at buyer's expense and neither Universal nor VIP shall have any obligations or liability relating to the shelving once moved.

     The total amount for the shelving is payable August 26, 2002.

IV. Vehicles - RM agrees to purchase the battery delivery truck, 1998 GMC Topkick, for $32,000.00. The amount for the truck is payable July 31, 2002.

V.   Shop Equipment - RM will purchase shop equipment as follows:

        Battery Charger                                     $  600.00
        Shrink Wrapper                                       2,200.00
        Misc. Equipment (pallet jacks, carts, etc.)          1,200.00
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                                                            ---------------
            Total                                              $ 4,000.00

VI. Office Furniture - RM will purchase all office furniture currently used by VIP for $500.00.

VII. Employees - Any employment arrangements between RM and VIP employees or former VIP employees are private agreements between RM and such employees, and do not involve VIP.

VIII. Warranties - Universal makes no representations or warranties with respect to the assets and RM understands and agrees the RM is purchasing such assets on an "AS IS" basis.

IX. Closing Date - Closing date is September 15, 2002, unless otherwise noted. Payment for assets purchased will be made on that date unless otherwise noted.

It is the attention of both parties to execute this agreement is good faith and agree to all conditions presented herein.

/s/ Richard L. Moss, Jr.                                     July 29, 2002
------------------------                                     -------------
Richard L. Moss, Jr.                                         Date
RM Distributing Co., Inc.


/s/ Donald D. Heupel                                         July 24, 2002
--------------------                                         -------------
Donald D. Heupel, President of Universal                     Date
Manager of Rainbo Co. LLC/VIP


/s/ Donald D. Heupel                                         July 24, 2002
--------------------                                         -------------
Donald D. Heupel, President                                  Date
Universal Mfg. Co.